UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. ___ )

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Filed by a Party other than the Registrant ❒

Check the appropriate box:

❒  Preliminary Proxy Statement
❒  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
❒  Definitive Proxy Statement
❒  Definitive Additional Materials
☒ Soliciting material Pursuant to §240.14a-12

OSI Restaurant Partners, Inc.
(Name of Registrant as Specified In Its Charter)

not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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THE FOLLOWING MEMORANDUM HAS BEEN DISTRIBUTED TO FORMER PARTNERS IN CONNECTION WITH THE PROPOSED MERGER:

The attached memo is to be sent to any FORMER partners (i.e., those no longer employed by us) who inquire re the treatment of any stock options they still hold. This memo is the only communication we will use with former partners.

To: All Former Managing Partners and Chef Partners

From: Joe Kadow

Subject: Treatment of Buy-out Stock Options in the Acquisition

Date: January 24, 2007

     As you may know, OSI Restaurant Partners, Inc. (the “Company”) has entered into a definitive merger agreement to be acquired by an investor group comprised of investment funds sponsored by Bain Capital Partners, LLC (“Bain Capital”), investment funds managed by Catterton Management Company LLC (“Catterton Partners“), Company founders Chris Sullivan, Bob Basham and Tim Gannon and certain other persons, for $40.00 per share in cash.  We will be contacting you with additional information regarding the transaction over the next several months.  As an initial matter, however, we wanted to let you know how the proposed transaction would impact your outstanding “buy-out options,” meaning stock options granted to you upon completion of your employment contract.  The following is, of course, subject to the closing of the proposed transaction.

The following is only a general summary of the treatment of buy-out options in the acquisition. The following is qualified by and subject to all terms, provisions and conditions of the definitive merger agreement. Definitive materials will be sent to you as the acquisition progresses.

To understand the treatment of buy-out stock options in the acquisition, you need a brief overview of our Partner Equity Plan (“PEP”). The PEP was introduced in 2006 and replaced the use of stock options for Managing Partner and Chef Partner buy-outs.

Instead of stock options, upon completion of a term of employment Managing Partners and Chef Partners now receive a credit under a deferred compensation account (the PEP). The basis for calculating the PEP credit is generally the same as it was for calculating buy-out options - the Managing Partner/Chef Partner’s cash distributions for the last 24 months divided by 2. To determine the amount of the PEP credit, this amount is then multiplied by 3. For example, in the case of a Managing Partner whose cash distributions for the last 24 months were $100,000, the Managing Partner would receive a credit under the PEP of $150,000 ($100,000 divided by 2 equals $50,000; $50,000 x 3 = $150,000), subject to offset for applicable FICA taxes as described below.

The credit under the PEP is not subject to federal income tax and the earnings on the PEP credit grow tax free until distributed to the Managing Partner/Chef Partner. Distributions are subject to federal income tax. Amounts credited under the PEP are, however, subject to FICA tax at the time of the credit. The Company pays such FICA tax and reduces the amount of any PEP credit by the amount of such FICA tax.

The credit under the PEP can be invested in a variety of diversified stock or bond funds. Amounts credited to the account of a Managing Partner/Chef Partner under a PEP account is distributed to the Managing Partner/Chef Partner as follows: 25% after 5 years from completion of the contract, 1/3 of the remaining balance after 7 years and the balance after 10 years.

This is a brief overview of the PEP (or any separate but substantially identical plan established for the benefit of former Managing Partners and Chef Partners in connection with the acquisition) and a more detailed description will be provided as the transaction progresses.

TREATMENT OF BUY-OUT STOCK OPTIONS IN THE ACQUISITION. The following will apply to all “buy-out” stock options. If you received more than one grant of buy-out options, the calculations below will be applied separately to each grant of buy-out options:

1.
Pursuant to the terms of our stock option plans, each outstanding buy-out option will, at the effective time of the acquisition, be converted into the right to receive an amount of cash equal to the number of shares represented by that buy-out option times the excess (if any) of $40 over the exercise price per share (less required tax withholding). You will receive this cash amount as soon as practicable after closing of the acquisition (anticipated to be in March or April of 2007).

Example: If you have 14,000 buy-out options with an exercise price of $35.00 per share, you will receive a cash payment of $70,000 (14,000 x {$40-$35}). Of course, the amount of cash you receive will be reduced by all required tax withholding.

If the amount you will receive under 1 above plus the amount you have received in the past on any prior exercise of part of that buy-out option (prior to any reduction for applicable tax withholding) is less than the amounts you would have received as a credit under the PEP (calculated as if the PEP was in place when you earned the buy-out options), you will receive a Supplemental PEP Contribution equal to the difference. Of course, if the amount you receive under 1 above plus the amount you have received on any prior exercises of that buy-out option (ignoring any tax withholding) exceeds the amounts that would have been credited to your account under the PEP, you will not receive a Supplemental PEP Contribution.

2.
The Supplemental PEP Contribution will be put into the PEP (or a separate but substantially identical plan established for the benefit of former Managing Partners and Chef Partners in connection with the acquisition) and will be subject to the applicable terms of the PEP (or such substantially identical plan), including the distribution schedule under the PEP. Receipt of the Supplemental PEP Contribution is contingent upon execution of an award agreement that will be provided to you separately and will set forth the details of your Supplemental PEP Contribution (if any) and provide for you to release all claims regarding your buy-out options.

Example: Assume a Managing Partner completed a contract and had distributions over the prior 24 months totaling $100,000. The PEP

Merger - Memo to Former MP Final

contribution would have been $150,000 ($100,000 divided by 2 = $50,000. $50,000 x 3 = $150,000). Assume the same example as in 1 above (14,000 options at $35.00 per share exercise price) and no prior exercises. That Managing Partner will receive a cash payment of $70,000 as soon as practicable following closing of the acquisition under 1 above. That Managing Partner will also receive a Supplemental PEP Contribution of $80,000 ($150,000 - $70,000).

Please note that this memo is not intended to communicate with you about any other matter concerning the transaction. We expect to be communicating with you over the next several months concerning other aspects of the transaction.

Forward-Looking Statements

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of OSI Restaurant Partners. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) OSI Restaurant Partners may be unable to obtain the shareholder approval required for the transaction; (2) OSI Restaurant Partners may be unable to obtain the regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on OSI Restaurant Partners or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the businesses of OSI Restaurant Partners may suffer as a result of uncertainty surrounding the transaction; (6) the financing required for Bain Capital and Catterton Partners to complete the transaction may be delayed or may not be available and (7) OSI Restaurant Partners may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of OSI Restaurant Partners are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov. Unless required by law, OSI Restaurant Partners undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of OSI Restaurant Partners and other materials will be filed with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT OSI RESTAURANT PARTNERS AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about OSI Restaurant Partners

Merger - Memo to Former MP Final

at http://www.sec.gov, the SEC’s free internet site. Free copies of OSI Restaurant Partners’ SEC filings are also available on OSI Restaurant Partners’ internet site at http://www.osirestaurantpartners.com.

Participants in the Solicitation

OSI Restaurant Partners and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from OSI Restaurant Partners’ stockholders with respect to the proposed transaction. Information regarding the officers and directors of OSI Restaurant Partners is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on March 30, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

IRS Circular 230 Notice

To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. tax advice contained in this communication is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding U.S. tax penalties.

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Merger - Memo to Former MP Final